Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS PRICES $205 MILLION OF 7 3/8% SENIOR
SUBORDINATED NOTES DUE 2013

      San Antonio, Texas, July 24, 2003 - Kinetic Concepts, Inc. (the "Company") today announced the pricing of $205.0 million of Series A 7 3/8% Senior Subordinated Notes Due 2013 to be issued to qualified institutional buyers pursuant to Rule 144A and to non-"U.S. Persons" pursuant to Regulation S. The Notes will be unsecured obligations of the Company, ranking junior in right of payment to all senior debt of the company, and will be guaranteed by certain domestic subsidiaries of the Company. The notes are priced at 100% of the principal amount. The offering of the notes is expected to close on August 11, 2003.

      The Company intends to use the net proceeds from the offering, plus (1) term loan borrowings under a new senior credit facility which is expected to be entered into when the notes are issued, (2) net proceeds from a private placement of convertible preferred stock which is expected to be offered in single or multiple tranches on or after the closing of the offering of the notes and (3) additional cash on hand, to fund a recapitalization that will include, among other things, (a) the redemption of all of the Company's existing 9 5/8% Senior Subordinated Notes Due 2007 and (b) the repayment and termination of the Company's existing senior credit facility.

      This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The Notes have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

      The closing of the offering is subject to the satisfaction of certain conditions, including the Company's entering into the new senior credit facility, but is not subject to the placement of the preferred stock or the prior redemption of the Company's existing senior subordinated notes.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (i) advanced wound care and (ii) therapeutic surfaces that treat and prevent complications resulting from patient immobility. We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by accelerating the healing process or preventing complications. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties, including our ability to consummate the offering of the notes described above. All statements other than statements of historical facts included in this press release are considered forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "project," "will be," "will continue" or other similar words or phrases.